Exhibit 11

                                         AEROFLEX INCORPORATED
                                            AND SUBSIDIARIES
                            COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                                                           Nine Months               Three Months
                                                         Ended March 31             Ended March 31,
                                                         ---------------            ---------------
                                                       1996         1995          1996         1995
                                                       ----         ----          ----         ----

COMPUTATION OF ADJUSTED NET INCOME (LOSS):
  Net income (loss) for primary earnings
    per common share                                $(20,479,000) $ 4,482,000   $(22,084,000) $   683,000
                                                    ============                ============
  Add:  Debenture interest and amortization
    expense, net of income taxes                        Note 1        573,000       Note 1        191,000
                                                                  -----------                 -----------
  Adjusted net income (loss) for fully diluted
    earnings per common share                                     $ 5,055,000                 $   874,000
                                                                  ===========                 ===========


COMPUTATION OF ADJUSTED WEIGHTED AVERAGE
 SHARES OUTSTANDING:
  Weighted average shares outstanding                 11,876,000   11,739,000     11,937,000   11,741,000
                                                     ===========                 ===========
  Add:  Effect of options and warrants outstanding                    615,000                     643,000
                                                                   ----------                  ----------
  Weighted average shares and common share
    equivalents used for computation of primary
    earnings per common share                                      12,354,000                  12,384,000
  Add:  Effect of additional options and warrants
    outstanding for fully diluted computation                          32,000                       4,000
  Add:  Shares assumed to be issued upon
    conversion of debentures                                        1,778,000                    1,778,000
                                                                   ----------                   ----------
  Weighted average shares and common share
    equivalents used for computation of fully
    diluted earnings per common share                              14,164,000                   14,166,000
                                                                   ==========                   ==========

NET INCOME (LOSS) PER COMMON SHARE AND COMMON
 SHARE EQUIVALENT:
  Primary                                               $(1.72)       $ .36          $(1.85)      $ .06
                                                        =======       =======        =======      =======
  Fully Diluted                                          Note 1       $ .36           Note 1      $ .06
                                                                      =======                     =======


Note 1 -  As a result of the loss, all options, warrants and convertible debentures are anti-dilutive.